AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                              IDEON GROUP, INC.,

                            CUC INTERNATIONAL INC.

                                     AND

                             IG ACQUISITION CORP.

                                    DATED

                                    AS OF

                                APRIL 19, 1996


                              TABLE OF CONTENTS

                                                               Page

          ARTICLE I THE MERGER  . . . . . . . . . . . . . . . .   2
               SECTION 1.1  The Merger  . . . . . . . . . . . .   2
               SECTION 1.2  Effect on Shares  . . . . . . . . .   3
               SECTION 1.3  Exchange of Certificates  . . . . .   4
               SECTION 1.4  Dividends; Transfer Taxes . . . . .   5
               SECTION 1.5  No Fractional Shares  . . . . . . .   6
               SECTION 1.6  Return of Exchange Fund . . . . . .   7
               SECTION 1.7  Adjustment of Conversion Number . .   7
               SECTION 1.8  No Further Ownership Rights in
                            Shares  . . . . . . . . . . . . . .   7
               SECTION 1.9  Closing of Company Transfer Books .   8
               SECTION 1.10 Stock Options . . . . . . . . . . .   8
               SECTION 1.11 Restricted Stock  . . . . . . . . .   9

          ARTICLE II CLOSING  . . . . . . . . . . . . . . . . .   9
               SECTION 2.1  Closing . . . . . . . . . . . . . .   9

          ARTICLE III THE SURVIVING CORPORATION . . . . . . . .  10
               SECTION 3.1  Certificate of Incorporation  . . .  10
               SECTION 3.2  Bylaws  . . . . . . . . . . . . . .  10
               SECTION 3.3  Directors and Officers  . . . . . .  10

          ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY  . . . . . . . . . . . . . . . . . . . .  10
               SECTION 4.1  Corporate Existence and Power . . .  10
               SECTION 4.2  Corporate Authorization . . . . . .  11
               SECTION 4.3  Governmental Authorization  . . . .  12
               SECTION 4.4  Non-Contravention . . . . . . . . .  12
               SECTION 4.5  Capitalization  . . . . . . . . . .  13
               SECTION 4.6  Subsidiaries. . . . . . . . . . . .  14
               SECTION 4.7  SEC Documents . . . . . . . . . . .  15
               SECTION 4.8  Financial Statements; No
                            Undisclosed Liabilities . . . . . .  16
               SECTION 4.9  Form S-4 Registration Statement
                            and Company Proxy Statement/
                            Prospectus  . . . . . . . . . . . .  16
               SECTION 4.10  Absence of Certain Changes . . . .  17
               SECTION 4.11  Litigation . . . . . . . . . . . .  19
               SECTION 4.12  Taxes  . . . . . . . . . . . . . .  20
               SECTION 4.13  Employee Matters . . . . . . . . .  21
               SECTION 4.14  Labor Matters  . . . . . . . . . .  23
               SECTION 4.15  Compliance with Laws . . . . . . .  23
               SECTION 4.16  Finders' Fees  . . . . . . . . . .  24
               SECTION 4.17  Environmental Matters  . . . . . .  24
               SECTION 4.18  Property . . . . . . . . . . . . .  25
               SECTION 4.19  Intangible Property  . . . . . . .  25
               SECTION 4.20  Material Contracts . . . . . . . .  26
               SECTION 4.21  Accounting Matters . . . . . . . .  27
               SECTION 4.22  Vote Required  . . . . . . . . . .  27
               SECTION 4.23  Fairness Opinion . . . . . . . . .  27
               SECTION 4.24  Disclosure . . . . . . . . . . . .  28

          ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
          AND MERGER SUBSIDIARY . . . . . . . . . . . . . . . .  28
               SECTION 5.1  Corporate Existence and Power . . .  28
               SECTION 5.2  Corporate Authorization . . . . . .  29
               SECTION 5.3  Governmental Authorization  . . . .  29
               SECTION 5.4  Non-Contravention . . . . . . . . .  29
               SECTION 5.5  Form S-4 Registration Statement
                            and Company Proxy Statement/
                            Prospectus  . . . . . . . . . . . .  30
               SECTION 5.6  Finders' Fees . . . . . . . . . . .  31
               SECTION 5.7  No Vote Required  . . . . . . . . .  31
               SECTION 5.8  Share Ownership . . . . . . . . . .  31
               SECTION 5.9  Capitalization  . . . . . . . . . .  31
               SECTION 5.10 Accounting Matters  . . . . . . . .  32
               SECTION 5.11 Ownership of Merger Subsidiary; No
                            Prior Activities; Assets of Merger
                            Subsidiary  . . . . . . . . . . . .  32
               SECTION 5.12 SEC Documents . . . . . . . . . . .  33
               SECTION 5.13 Financial Statements  . . . . . . .  33
               SECTION 5.14 Absence of Certain Changes or
                            Events  . . . . . . . . . . . . . .  34
               SECTION 5.15 Litigation  . . . . . . . . . . . .  34
               SECTION 5.16 Authorization for Buyer Common
                            Stock   . . . . . . . . . . . . . .  34
               SECTION 5.17 Taxes . . . . . . . . . . . . . . .  35
               SECTION 5.18 Disclosure  . . . . . . . . . . . .  35

          ARTICLE VI COVENANTS OF THE COMPANY . . . . . . . . .  36
               SECTION 6.1  Conduct of the Company  . . . . . .  36
               SECTION 6.2  Stockholder Meeting; Proxy
                            Material  . . . . . . . . . . . . .  39
               SECTION 6.3  Access to Information;
                            Confidential Agreement  . . . . . .  41
               SECTION 6.4  No Solicitation . . . . . . . . . .  41
               SECTION 6.5  Conveyance Taxes  . . . . . . . . .  44

          ARTICLE VII COVENANTS OF BUYER  . . . . . . . . . . .  44
               SECTION 7.1  Obligations of Merger Subsidiary  .  44
               SECTION 7.2  Voting of Shares  . . . . . . . . .  44
               SECTION 7.3  Director and Officer Liability  . .  45

          ARTICLE VIII COVENANTS OF BUYER, MERGER SUBSIDIARY
               AND THE COMPANY  . . . . . . . . . . . . . . . .  48
               SECTION 8.1  Reasonable Best Efforts . . . . . .  49
               SECTION 8.2  Certain Filings . . . . . . . . . .  49
               SECTION 8.3  Public Announcements  . . . . . . .  49
               SECTION 8.4  Conveyance Taxes  . . . . . . . . .  49
               SECTION 8.5  Further Assurances  . . . . . . . .  50
               SECTION 8.6  Employee Matters. . . . . . . . . .  50
               SECTION 8.7  Company Proxy Statement and
                            Registration Statement  . . . . . .  51
               SECTION 8.8  Tax-Free Reorganization Treatment .  51
               SECTION 8.9  Notification of Certain Matters . .  52
               SECTION 8.10 Blue Sky Permits  . . . . . . . . .  52
               SECTION 8.11 NYSE Listing  . . . . . . . . . . .  52
               SECTION 8.12 Pooling Letter  . . . . . . . . . .  52
               SECTION 8.13 Pooling . . . . . . . . . . . . . .  53
               SECTION 8.14 SEC Filings . . . . . . . . . . . .  53
               SECTION 8.16 Affiliates  . . . . . . . . . . . .  54

          ARTICLE IX CONDITIONS TO THE MERGER . . . . . . . . .  54
               SECTION 9.1  Conditions to the Obligations of
                            Each Party  . . . . . . . . . . . .  54
               SECTION 9.2  Conditions to the Obligations of
                            the Company . . . . . . . . . . . .  55
               SECTION 9.3  Conditions to the Obligations of
                            Buyer and Merger Subsidiary . . . .  57

          ARTICLE X TERMINATION . . . . . . . . . . . . . . . .  58
               SECTION 10.1  Termination  . . . . . . . . . . .  58
               SECTION 10.2  Effect of Termination  . . . . . .  60

          ARTICLE XI DEFINED TERMS  . . . . . . . . . . . . . .  60

          ARTICLE XII MISCELLANEOUS . . . . . . . . . . . . . .  66
               SECTION 12.1  Notices  . . . . . . . . . . . . .  66
               SECTION 12.2  Survival of Representations and
                             Warranties   . . . . . . . . . . .  67
               SECTION 12.3  Amendments; No Waivers . . . . . .  68
               SECTION 12.4  Expenses . . . . . . . . . . . . .  68
               SECTION 12.5  Successors and Assigns . . . . . .  70
               SECTION 12.6  Governing Law  . . . . . . . . . .  70
               SECTION 12.7  Severability . . . . . . . . . . .  70
               SECTION 12.8  Third Party Beneficiaries  . . . .  71
               SECTION 12.9  Entire Agreement . . . . . . . . .  71
               SECTION 12.10 Counterparts; Effectiveness  . . .  71

          COMPANY DISCLOSURE SCHEDULE
          SCHEDULE 4.1 Corporate Existence and Power
          SCHEDULE 4.3 Governmental Authorization
          SCHEDULE 4.4 Non-Contravention
          SCHEDULE 4.5 Capitalization
          SCHEDULE 4.6 Subsidiaries
          SCHEDULE 4.8 Financial Statements
          SCHEDULE 4.10 Absence of Certain Changes
          SCHEDULE 4.11 Litigation
          SCHEDULE 4.12 Taxes
          SCHEDULE 4.13(a) Employee Matters
          SCHEDULE 4.14 Labor Matters
          SCHEDULE 4.15 Compliance With Laws
          SCHEDULE 4.17 Environmental Matters
          SCHEDULE 4.19 Intangible Property
          SCHEDULE 4.20 Material Contracts
          SCHEDULE 6.1 Conduct of the Company
          SCHEDULE 6.1(p) Conduct of the Company
          SCHEDULE 7.3 Directors and Officers' Liability
          SCHEDULE 8.6 Employee Matters

          EXHIBIT 1 Form of Affiliate Letter
          EXHIBIT 2 Buyer Tax Certificate
          EXHIBIT 3 Company Tax Certificate

          BUYER DISCLOSURE SCHEDULE
          SCHEDULE 5.1  Corporate Existence and Power
          SCHEDULE 5.9  Capitalization
          SCHEDULE 5.14 Absence of Certain Changes or Events
          SCHEDULE 5.15 Litigation
          SCHEDULE 5.17 Taxes
          SCHEDULE 6.2  Buyer Transactions


                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of April 19, 1996 (this "Agreement"), by and among Ideon Group, Inc., a Delaware corporation (the "Company"), CUC International Inc., a Delaware corporation ("Buyer"), and IG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

                    WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have determined that it is fair to, and in the best interests of their respective stockholders to consummate the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein; and

                    WHEREAS, the respective Boards of Directors of the Company, Buyer and Merger Subsidiary have approved and declared advisable this Agreement and the merger of Merger Subsidiary with and into the Company, upon terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Shares"), not owned directly or indirectly by Buyer or Merger Subsidiary, will be converted into the number of shares of common stock, par value $.01 per share of Buyer ("Buyer Common Stock"), determined pursuant to Section 1.2(a) hereof; and

                    WHEREAS, it is intended that the Merger (as defined herein) shall be recorded for accounting purposes as a pooling-of-interests; and

                    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the
          "Code");

                    WHEREAS, the Company has delivered to Buyer a letter (the "Company Affiliate Letter") identifying all persons (each, a "Company Affiliate") who are at the date hereof, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and each Company Affiliate has delivered to Buyer a letter substantially in the form attached hereto as Exhibit 1 (each, an "Affiliate Letter") relating to (i) the transfer prior to the Effective Time (as defined in Section 1.1(b)), of the Shares beneficially owned by such Company Affiliate on the date hereof, and (ii) the transfer of the shares of Buyer Common Stock to be received by such Company Affiliate in the Merger (as defined in Section 1.1(a)); and

                    WHEREAS, Buyer, Merger Subsidiary and the
          Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                             ARTICLE I

                             THE MERGER

            SECTION 1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

            (b) The Company, Buyer and Merger Subsidiary will cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL.

 The Merger shall become effective on the date the Certificate of Merger has been duly filed with the Secretary of State or at such date as is agreed between the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            (c) From and after the Effective Time, the Surviving
Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary.

            SECTION 1.2  Effect on Shares.  At the Effective Time:

            (a) Conversion of Shares; Merger Consideration. Subject to the provisions of Section 1.5 and Section 1.7 hereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any Subsidiary of the Company or owned by Buyer, Merger Subsidiary or any other Subsidiary of Buyer) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Common Stock (the "Merger Consideration")(such applicable number being hereinafter referred to as the "Conversion Number"), equal to the quotient obtained by dividing (x) $13.50 by (y) the Average Stock Price (as hereinafter defined); provided, however, that if the Average Stock Price is $22 or less the Conversion Number shall be 0.6136 and if the Average Stock Price is $36 or more the Conversion Number shall be 0.3750. The "Average Stock Price" shall mean the average closing price per share of Buyer Common Stock on the New York Stock Exchange (the "NYSE") as reported on the NYSE Composite Tape during the fifteen consecutive trading day period (the "Measurement Period") ending on the second calendar day immediately preceding the Company Stockholder Meeting (as defined herein); provided, however, that if such second calendar day is not a trading day, the Measurement Period shall end on the next calendar day immediately preceding such second calendar day that is a trading day.

            (b) Cancellation of Shares. Each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other Subsidiary of Buyer immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no payment shall be made with respect thereto. All Shares to be converted into Buyer Common Stock pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive (i) certificates representing shares of Buyer Common Stock into which such Shares have been converted, (ii) any dividends and other distributions in accordance with Section 1.4 hereof and (iii) any cash, without interest, to be paid in lieu of any fractional share of Buyer Common Stock in accordance with Section 1.5 hereof.

            (c) Capital Stock of Merger Subsidiary. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

            SECTION 1.3 Exchange of Certificates. (a) Prior to the Effective Time, Buyer shall appoint a commercial bank having capital of not less than $500,000,000 (or such other Person or Persons as shall be acceptable to Buyer and the Company) to act as exchange agent hereunder (the "Exchange Agent"). At the Effective Time, Buyer shall deposit with the Exchange Agent, certificates (the "Buyer Certificates") representing Buyer Common Stock which immediately prior to the Effective Time represent a number of shares of Buyer Common Stock required to be issued pursuant to
Section 1.2(a) in exchange for the outstanding Shares (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.4 hereof and (ii) make payments in lieu of fractional Shares pursuant to Section 1.5 hereof, being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose except as provided for in this Agreement.

            (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Share Certificates") (i) a form of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon actual delivery thereof to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for the property described in the next sentence. Upon surrender for cancellation to the Exchange Agent of Share Certificate(s) held by any record holder of a Share Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (x) a Buyer Certificate representing the number of whole shares of Buyer Common Stock into which the Shares represented by the surrendered Share Certificate(s) shall have been converted at the Effective Time pursuant to this Article I, (y) cash in lieu of any fractional share of Buyer Common Stock in accordance with
Section 1.5 hereof and (z) certain dividends and other distributions in accordance with Section 1.4 hereof; and the Share Certificate(s) so surrendered shall forthwith be cancelled.

            (c) Subject to the provisions of Section 1.4 and Section 1.5 hereof, each Share Certificate which immediately prior to the Effective Time represented Shares to be converted in the Merger shall, from and after the Effective Time until surrendered in exchange for Buyer Certificate(s) in accordance with this Section 1.3, be deemed for all purposes to represent the number of shares of Buyer Common Stock into which such Shares shall have been so converted.

            SECTION 1.4 Dividends; Transfer Taxes. No dividends or other distributions that are declared on or after the Effective Time on Buyer Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any Person entitled by reason of the Merger to receive Buyer Certificates representing Buyer Common Stock, and no cash payment in lieu of any fractional share of Buyer Common Stock shall be paid to any such person pursuant to Section 1.5 hereof, until such Person shall have surrendered its Share Certificate(s) as provided in Section 1.3 hereof. Subject to applicable law, there shall be paid to each Person receiving a Buyer Certificate representing such shares of Buyer Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Buyer Common Stock represented by such Buyer Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender, and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Buyer Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Buyer shall make available to the Exchange Agent the cash necessary for this purpose. If any cash or Buyer Certificate representing shares of Buyer Common Stock is to be paid to or issued in a name other than that in which the Share Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Share Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such Buyer Certificate and the distribution of such cash payment in a name other than that of the registered holder of the Share Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. "Person" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

            SECTION 1.5 No Fractional Shares. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Share Certificates pursuant to this Article I; no dividend or other distribution by Buyer and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Share Certificate(s) for exchange pursuant to this Article I will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Buyer Common Stock (as reported on the NYSE Composite Tape) on the date on which the Effective Time shall occur (or, if Buyer Common Stock shall not trade on the NYSE on such date, the first day of trading in Buyer Common Stock on the NYSE, thereafter) by
(ii) the fractional share to which such holder would otherwise be entitled. Buyer shall make available to the Exchange Agent the cash necessary for this purpose.

            SECTION 1.6 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of the Shares for one year after the Effective Time shall be delivered to Buyer, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Share Certificate(s) in compliance with this Article I shall thereafter look only to Buyer for payment of their claim for shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to such shares of Buyer Common Stock. Neither Buyer nor the Company shall be liable to any former holder of Shares for any such shares of Buyer Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            SECTION 1.7 Adjustment of Conversion Number. In the event of any stock split, combination, reclassification or stock dividend with respect to Buyer Common Stock, any change or conversion of Buyer Common Stock into other securities or any other dividend or distribution with respect to Buyer Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice) and any distribution by Buyer of shares of capital stock of any of its affiliates, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the Conversion Number, and thereafter all references in this Agreement to the Conversion Number shall be deemed to be the Conversion Number as so adjusted.

            SECTION 1.8 No Further Ownership Rights in Shares. All certificates representing shares of Buyer Common Stock delivered upon the surrender for exchange of any Share Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.4 or Section
1.5 hereof) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificate.

            SECTION 1.9 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made. Subject to the last sentence of Section 1.6 hereof, if after the Effective Time, Share Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

            SECTION 1.10 Stock Options. (a) Not later than the Effective Time, each outstanding employee or director stock option (an "Option") to purchase Shares granted under any employee or director stock option or compensation plan or arrangement of the Company (other than any "stock purchase plan" within the meaning of Section 423 of the Code) immediately prior to the Effective Time in effect on the date hereof ("Company Stock Plans") whether or not then vested or exercisable, shall become and represent an option to purchase the number of shares of Buyer Common Stock (a "Substitute Option"), rounded up to the nearest whole share, determined by multiplying (i) the number of Shares subject to such Option immediately prior to the Effective Time by (ii) the Conversion Number, at an exercise price per share of Buyer Common Stock (increased to the nearest whole cent) equal to the exercise price per Share immediately prior to the Effective Time divided by the Conversion Number; provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with
Section 424(a) of the Code.

 After the Effective Time, except as provided above in this Section 1.10, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option immediately prior to the Effective Time. Buyer shall register under the Securities Act on Form S-8 or another appropriate form (and use its best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) all Substitute Options and all shares of Buyer Common Stock issuable pursuant to all Substitute Options. At or prior to the Effective Time, Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery in connection with the Substitute Options.

            (b) Notwithstanding the foregoing, each Option held by any director of the Company at the Effective Time, shall be converted at the Effective Time into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Common Stock determined by multiplying (i) the number of Shares such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time by (ii) a fraction, the numerator of which shall be the excess, if any, of (A) the Conversion Number multiplied by the Average Stock Price over (B) the applicable exercise price of such Option and the denominator of which shall be the Average Stock Price.

            SECTION 1.11 Restricted Stock. Any unvested shares of restricted stock of the Company, however granted, shall to the extent required in the plan, agreement or instrument pursuant to which such restricted stock was granted, vest and become free of all restrictions immediately prior to the Effective Time and shall be convertible into Buyer Common Stock pursuant to Section 1.2 hereof.

                             ARTICLE II

                               CLOSING

            SECTION 2.1 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in
Article IX hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 unless another time, date or place is agreed to in writing by the parties hereto.

                             ARTICLE III

                      THE SURVIVING CORPORATION

            SECTION 3.1 Certificate of Incorporation. The certificate of incorporation of the Company (the "Company Certificate of Incorporation") in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 3.2 Bylaws. The by-laws of the Company (the "Company By-laws") in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the Effective Time shall be the initial directors of the Sur-viving Corporation and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.

                             ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Buyer and Merger Subsidiary that:

            SECTION 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and except as set forth on Schedule 4.1 of the disclosure schedule delivered by the Company in connection herewith (the "Company Disclosure Schedule"), has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except where the failure to have any such License would not have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries (as defined in Section 4.6 hereof), or Buyer and Merger Subsidiary, as the case may be, in each case taken as a whole, that is not a result of general changes in the economy or the industries in which such entities operate. The Company has heretofore delivered or made available to Buyer true and complete copies of the Company Certificate of Incorporation and Company Bylaws as currently in effect.

            SECTION 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the extent permitted under any Option or option plan, restricted stock plan, agreement or instrument or any employment, executive, severance or similar agreement to which the Company or any of its Subsidiaries is a party, such that none of the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the election of the members of the Board of Directors of Merger Subsidiary as the initial directors of the Surviving Corporation at the Effective Time pursuant to Section 3.3) will constitute a "change of control" or "change in control" thereunder or result in an alteration of the benefits and burdens (including, without limitation, by means of acceleration) thereunder, the necessary majority of members of the Board of Directors has approved the execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby.

            SECTION 4.3 Governmental Authorization. Except as set forth in
Schedule 4.3 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "Governmental Entity") other than: (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements
Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) compliance with the applicable requirements of state blue sky laws; (v) compliance with the applicable requirements of any applicable takeover laws; and (vi) such other actions by or in respect of, or filings with, any Governmental Entity the failure of which to obtain or make would not have a Material Adverse Effect and which would not materially impair or materially delay the ability of the Company to consummate the transactions contemplated hereby.

            SECTION 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Company Certificate of Incorporation or Company By-laws, (ii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 4.3 hereof, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (iii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule, with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Subsidiary of the Company, excluding from the foregoing clauses (ii), (iii) or (iv), such violations, breaches, defaults or Liens which would not have a Material Adverse Effect, and which will not materially impair or materially delay the ability of the Company to consummate the transactions contemplated hereby. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            SECTION 4.5 Capitalization. The authorized capital stock of the Company consists of 90,000,000 Shares and 10,000,000 shares of preferred stock (the "Preferred Stock"). As of March 31, 1996, there were (i) 27,981,831 Shares issued and outstanding; (ii) 6,964,169 Shares held in the Company's treasury; and (iii) no shares of Preferred Stock issued and outstanding. As of March 31, 1996, there were (i) 1,713,900 outstanding Options pursuant to the 1994 Long Term Stock-Based Incentive Plan with an exercise price range of a minimum exercise price of $7.625 and a maximum exercise price of $20.75; (ii) 108,700 outstanding Options pursuant to the Employees Stock Option Plan with a minimum exercise price of $9.875 and a maximum exercise price of $19.125; (iii) 300,000 outstanding Options granted to outside directors with an exercise price range of a minimum exercise price of $9.00 and a maximum exercise price of $13.00; (iv) 8,333 outstanding Options pursuant to the 1991 Employee Stock Option Plan with an exercise price of $9.00; (v) 10,000 outstanding Options pursuant to the 1992 Employee Stock Option Plan with an exercise price of $8.875 and (vi) 30,000 outstanding Options pursuant to the Directors Stock Plan with an exercise price of $15.875. Schedule 4.5 of the Company Disclosure Schedule accurately sets forth information regarding the exercise price, date of grant and number of granted Options for each holder of Options as of March 31, 1996. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

 Except as set forth in this Section 4.5, and except for changes since March 31, 1996 resulting from the exercise of employee Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) except as set forth on Schedule 4.5 of the Company Disclosure Schedule, no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on
Schedule 4.5 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. Except as otherwise provided in Section 1.11 of this Agreement, the Company has not taken any action that would result in any Options or shares of restricted stock that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. No Subsidiary of the Company owns any capital stock of the Company.

            SECTION 4.6 Subsidiaries. (a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (an "Active Subsidiary") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in Schedule 4.6 of the Company Disclosure Schedule, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except with respect to (ii) and (iii) above to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Subsidiaries, their respective jurisdictions of incorporation and the ownership interest of the Company and its Subsidiaries in such Active Subsidiaries are identified on Schedule 4.6 of the Company Disclosure Schedule.

            (b) Each outstanding share of capital stock of each Subsidiary of the Company has been duly and validly authorized and issued, is fully paid and nonassessable and is owned by the Company and/or one or more of its Subsidiaries free and clear of any Liens. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for, any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of the Subsidiaries of the Company.

            SECTION 4.7 SEC Documents. The Company has filed all required reports, proxy statements, forms and other documents with the SEC since January 1, 1994 ("Company SEC Documents"). As of their respective dates,
(i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            SECTION 4.8 Financial Statements; No Undisclosed Liabilities. The consolidated financial statements of the Company included in the Company SEC Documents (i) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 4.8 of the Company Disclosure Schedule and except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

            SECTION 4.9 Form S-4 Registration Statement and Company Proxy Statement/Prospectus. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement (as hereinafter defined) or the Company Proxy Statement (as hereinafter defined) will (i) in the case of the Form S-4 Registration Statement, at the time it becomes effective, at the Effective Time or at the Company Stockholder Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Company Proxy Statement, at the time of the mailing of the Company Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement or the Form S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Company Proxy Statement will (with respect to information relating to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

            SECTION 4.10 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed by the Company or as set forth in Schedule
4.10 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their business in the ordinary course of business and there has not been since January 1, 1996:

            (a) any event, occurrence or facts which has had or reasonably could be expected to have a Material
      Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

            (c) any amendment of any term of any outstanding security of the Company or any Subsidiary of the Company;

            (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business;

            (e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business and other than Liens which do not have and could not reasonably be expected to have a Material Adverse Effect;

            (f) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business and loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business;

            (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which has had or could reasonably be expected to have a Material Adverse Effect;

            (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of the Company of any contract or other right, in either case, that have had or could reasonably be expected to have a Material Adverse Effect, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

            (i) any change, or any application or request to the SEC for any change, in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

            (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business; or

            (k) any authorization of any of, or commitment or agreement to take any of, the foregoing actions except as otherwise expressly permitted by this Agreement.

            SECTION 4.11 Litigation. Except as set forth in either the Company SEC Documents or in Schedule 4.11 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against, the Company, any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity, which, (a) if determined or resolved adversely to the Company or any Subsidiary of the Company in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated by this Agreement. Except as set forth in the Company SEC Documents, as of the date of this Agreement, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, could reasonably be expected to have a Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby. Except as set forth in the Company SEC Documents, Schedule 4.11 of the Company Disclosure Schedule sets forth a complete list of (x) all actions, suits, investigations or proceedings pending against, or to the knowledge of the Company, threatened against any former or current director or officer of the Company or any Subsidiary of the Company and (y) to the knowledge of the Company, all material actions, suits, investigations, or proceedings pending or threatened against any former or current employee of the Company or any Subsidiary of the Company, in the case of each of (x) and (y), based on, or arising out of the fact that, such person is or was a director, officer or employee, as the case may be, of the Company or any Subsidiary of the Company, as well as such matters as have been completed and in respect of which the Company has any remaining indemnification or other monetary obligations.

            SECTION 4.12 Taxes. (a) Except as set forth on Schedule 4.12 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Gov-ernmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of the Company and each of its Subsidiaries; (ii) all material Taxes with respect to the Company and its Subsidiaries have been paid in full or have been provided for in accordance with GAAP on the Company's most recent balance sheet which is part of the Company SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries; (iv) none of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to the Company or any of its Subsidiaries which has not been abated or paid in full.

            (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

            SECTION 4.13 Employee Matters. (a) Schedule 4.13(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of
Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of the Company, whether formal or informal and whether legally binding or not (the "Plans").
Schedule 4.13(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans").

            (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Buyer true and complete copies of each of the following documents:

                  (i)  a copy of the Plan or a description
      of all material terms thereof (including all amend-ments thereto);

                  (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last three years;

                  (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last three years; and

                  (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

            (c) No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due.

            (d) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits.

            (e) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or
Section 502(i) of ERISA or a material tax imposed pursuant to Section 4975,
Section 4976 or Section 4980B of the Code.

            (f) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code.

            (g) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

            (h) The Company has not taken any action that would result in the acceleration of any benefits under any Plan in connection with or as a result of the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

            SECTION 4.14 Labor Matters. Except to the extent set forth in
Schedule 4.14 of the Disclosure Schedule (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or threatened, to the knowledge of the Company, against the Company and during the past three years there has not been any such action; (ii) to the knowledge of the Company, there is no current union organizing activities among the Company's employees nor does any question concerning representation exist concerning such employees; (iii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Oppor-tunity Commission or any other agency responsible for the prevention of unlawful employment practices; (vi) the Company and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act (the "WARN Act"), and other state or local laws substantially similar in effect to the WARN Act, where the failure to be in compliance with such state or local laws would have a Material Adverse Effect; and (vii) there are no collective bargaining agreements, employment contracts or severance agreements with any union or any employees of the Company.

            SECTION 4.15 Compliance with Laws. Except as set forth in
Schedule 4.11 (as applicable) and Schedule 4.15 of the Company Disclosure Schedule, the Company and its Subsidiaries, and their respective businesses, are in compliance with all Licenses, laws, statutes, ordinances or regulations, including, but not limited to, Environmental Laws (as defined in Section 4.17 below), except where such violations would not have a Material Adverse Effect.

            SECTION 4.16 Finders' Fees. Except for Lazard Freres & Co., L.L.C., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary of the Company who would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer or any of Buyer's affiliates upon consummation of the transactions contemplated by this Agreement. An executed, true and complete copy of such engagement letter has been delivered to Buyer.

            SECTION 4.17 Environmental Matters. (a) Except as set forth in the Company SEC Documents or in Schedule 4.17 of the Company Disclosure
Schedule:

                  (i) since January 1, 1995, the Company has not received any written communication from any person or entity (including any Governmental Entity) stating that it or its Subsidiaries may be a potentially responsible party under Environmental Law (as defined in Section 4.17(c) hereof) with respect to any actual or alleged environmental contamination; neither the Company nor its Subsidiaries nor, to the Company's knowledge, any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or its Subsidiaries under Environmental Law; and the Company and its Subsidiaries have not received any request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, have a Material Adverse Effect; and

                  (ii) since January 1, 1995, the Company and its Subsidiaries have not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, or that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) (i) The Company has made available to Buyer each material environmental investigation, study, audit, test, review and other analysis in the possession of the Company or its Subsidiaries prepared in the last five years conducted in relation to the business of the Company or any property or facility now or previously owned, operated or leased by the Company or any Subsidiary of the Company; and (ii) the Company has made available to Buyer each consent decree, consent order or similar document currently in force and to which it is a party relating to any property currently owned, leased or operated by the Company or its Subsidiaries.

            (c) For purposes of this Section 4.17, "Environmental Law" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, and the release of material into the environment.

            SECTION 4.18 Property. The Company and its Subsidiaries, as the case may be, have good and valid title to, or in the case of leased property, have valid leasehold interests in all properties and assets necessary to conduct the business of the Company as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect. There are no developments affecting any of such properties or assets pending or, to the knowledge of the Company threatened, which, could reasonably be expected to have a Material Adverse Effect.

            SECTION 4.19 Intangible Property. (a) The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets and applications for trademarks and for service marks, which are material to the Company's business and operations (collectively, "Intangible Property") used or held for use in connection with the business of the Company and the Subsidiaries of the Company as currently conducted. All material trademarks are validly registered or registrations have been applied for.

            (b) The Company, except as set forth in Schedule 4.19(b) of the Company Disclosure Schedule, is unaware of any assertion or claim challenging the validity of any Intangible Property. Except as set forth in
Schedule 4.19(b) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with any trademark, trademark right, trade name or trade name right of any third party in a manner that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no material infringements of any Intangible Property.

            SECTION 4.20 Material Contracts. Except as set forth on
Schedule 4.13(a), Schedule 4.20 or Schedule 7.3 of the Company Disclosure Schedule, the Company SEC Documents list all Material Contracts (as defined below) of the Company (and all material amendments thereto) and all agreements or commitments to enter into a Material Contract, and except as set forth on Schedule 4.20 of the Company Disclosure Schedule or in the Company SEC Documents, to the knowledge of the Company, each Material Contract is valid, binding and enforceable and in full force and effect, except where such failure to be valid, binding and enforceable and in full force and effect would not have a Material Adverse Effect, and there are no defaults thereunder, except those defaults that would not have a Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) all contracts, agreements or understandings with customers of the Company and its Subsidiaries in the last fiscal year where each customers' contracts, agreements or understandings in the aggregate account for more than $5 million of (x) SafeCard Services, Incorporated's ("SafeCard") net annual billings or (y) each Subsidiaries' of the Company, other than SafeCard's, annual revenues; (ii) all the acquisition, merger, asset purchase or sale agreements entered into by the Company in the last two fiscal years with a transaction value in excess of $10 million; (iii) all indemnification, termination, severance, or "golden parachute" agreements; and (iv) any other agreement within the meaning set forth in Item 601(b)(10) Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations. Except as set forth on Schedule 4.20 of the Company Disclosure Schedule, no party to any such Material Contract has (i) given written notice to the Company or any Subsidiary of the Company of or made a claim in writing against the Company or any Subsidiary of the Company with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on the Company or (ii) given written or, to the knowledge of the senior executive officers of the Company, oral notice to the Company or any Subsidiary of the Company that it does not intend to renew or it intends to terminate any of its business relationships with the Company or any Subsidiary of the Company.

            SECTION 4.21 Accounting Matters. Neither the Company nor, to the best of the Company's knowledge, any of its affiliates has taken or agreed to take any action that would prevent Buyer from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations. The Company has not knowingly and willfully failed to bring to the attention of Buyer any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Buyer from accounting for the Merger as a pooling of interests. The representations and warranties of the Company in the Company Affiliate Letter are true and correct.

            SECTION 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary or required under this Agreement or under applicable law to approve the Merger, this Agreement and the transactions contemplated hereby.

            SECTION 4.23 Fairness Opinion. The Board of Directors of the Company has received the written opinion of Lazard Freres & Co. L.L.C., to the effect that, as of such date, the consideration to be received by holders of Shares pursuant to the Merger is fair from a financial point of view to such holders. An executed, true and complete copy of such opinion has been delivered to Buyer and, as of the date hereof, such opinion has not been modified in any material respect or withdrawn.

            SECTION 4.24 Disclosure. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate delivered by the Company to Buyer or Merger Subsidiary pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading when taken together in light of the circumstances in which they were made.

                              ARTICLE V

                   REPRESENTATIONS AND WARRANTIES
                   OF BUYER AND MERGER SUBSIDIARY

            Buyer and Merger Subsidiary represent and warrant to the Company that:

            SECTION 5.1 Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and except as set forth on Schedule 5.1 of the disclosure schedule delivered by Buyer and Merger Subsidiary in connection herewith (the "Buyer Disclosure Schedule"), has all corporate powers and all Licenses required to carry on its business as now conducted except where the failure to have any such License would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Merger Subsidiary has heretofore delivered or made available to the Company true and complete copies of Buyer's and Merger Subsidiary's Certificate of Incorporation and By-laws as currently in effect.

            SECTION 5.2 Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against Buyer and Merger Subsidiary in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            SECTION 5.3 Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than: (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Securities Act and Exchange Act; (iv) compliance with the applicable requirements of any applicable takeover laws; and (v) such other actions by or in respect of, or filings with, any Governmental Entity the failure of which to obtain or make would not have a Material Adverse Effect and which would not materially impair or delay the ability of Buyer or Merger Subsidiary to consummate the transactions contemplated hereby.

            SECTION 5.4 Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-laws of Merger Subsidiary or Buyer, (ii) assuming compliance with the matters referred to in Section 5.3 hereof, contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or Merger Subsidiary, (iii) with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary or any license, franchise, permit or other similar authorization held by Buyer or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Merger Subsidiary excluding from the foregoing clauses (ii), (iii) or (iv) such violations, breaches, defaults or Liens which would not have a Material Adverse Effect, and which will not materially impair or materially delay the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated hereby.

            SECTION 5.5 Form S-4 Registration Statement and Company Proxy Statement/Prospectus. None of the information to be supplied by Buyer and Merger Subsidiary for inclusion or incorporation by reference in the Form S-4 Registration Statement will (i) in the case of the Form S-4 Registration Statement at the time it becomes effective, at the Effective Time or at the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Company Proxy Statement, at the time of the mailing of the Company Proxy Statement and at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Buyer and Merger Subsidiary, their respective officers and directors or any of Buyer's Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to information relating to Buyer and Merger Subsidiary) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder.

            SECTION 5.6 Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Subsidiary.

            SECTION 5.7 No Vote Required. No vote or special meeting of the stockholders of Buyer or Merger Subsidiary is necessary or required by this Agreement or under applicable law to approve the Merger, this Agreement or the transactions contemplated hereby.

            SECTION 5.8 Share Ownership. As of the date hereof, Buyer and Merger Subsidiary do not own any Shares.

            SECTION 5.9 Capitalization. The authorized capital stock of Buyer consists of 400,000,000 shares of Buyer Common Stock, and 1,000,000 shares of preferred stock, par value $.01 par value per share (the "Buyer Preferred Stock"). As of March 29, 1996, there were issued and outstanding
(i) 190,460,240 shares of Buyer Common Stock; (ii) no shares of Buyer Preferred Stock; and (iii) options to purchase an aggregate of 21,056,064 shares of Buyer Common Stock with exercise prices ranging from $.36 to $35.75. All of the outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable.
Schedule 5.9 of the Buyer Disclosure Schedule accurately sets forth, as of the date of this Agreement, certain information regarding the outstanding options, and such information is true and correct. Except as set forth in this Section 5.9 or as disclosed on Schedule 5.9 of the Buyer Disclosure Schedule or in the Buyer SEC Documents, and except for changes since March 29, 1996 resulting from the exercise of employee stock options outstanding on such date, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Buyer, (ii) no securities of Buyer or of any Subsidiary of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer, and
(iii) no options or other rights to acquire from Buyer, and no obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Buyer Securities"). There are no outstanding obligations of Buyer or of any Subsidiary of Buyer to repurchase, redeem or otherwise acquire any Buyer Securities. There are no stockholder agreements, voting trusts or understandings to which Buyer is a party or to which it is bound relating to the voting of any shares of capital stock of Buyer.

            SECTION 5.10 Accounting Matters. Neither Buyer, nor Merger Subsidiary, nor, to the best of Buyer's or Merger Subsidiary's knowledge, any of its affiliates has taken or agreed to take any action that would prevent Buyer or Merger Subsidiary from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations. Buyer has not knowingly and willfully failed to bring to the attention of the Company any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Buyer from accounting for the Merger as a pooling of interests.

            SECTION 5.11 Ownership of Merger Subsidiary; No Prior
Activities; Assets of Merger Subsidiary. (a) Merger Subsidiary was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

            (b) As of the date hereof and the Effective Time, the capital stock of Merger Subsidiary is and will be directly owned 100% by Buyer. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Subsidiary.

            (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Subsidiary has not and will not have incurred, directly or indirectly through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

            SECTION 5.12 SEC Documents. Buyer has filed all required reports, proxy statements, forms and other documents with the SEC since January 1, 1994 ("Buyer SEC Documents"). As of their respective dates (i) the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            SECTION 5.13 Financial Statements. The consolidated financial statements of Buyer included in the Buyer SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with GAAP applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (iii) fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof, and the results of its operations and its cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interest, such original financial statements do not reflect such restatements).

            SECTION 5.14 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed by Buyer and as set forth in
Schedule 5.14 of the Buyer Disclosure Schedule, since the date of the most recent consolidated balance sheet included in the Buyer SEC Documents filed and publicly available prior to date of this Agreement, the business of Buyer has been carried on only in the ordinary and usual course and there has not been any adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.15 Litigation. Except as set forth in either Buyer SEC Documents or in Schedule 5.15 of the Buyer Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer or Merger Subsidiary threatened against, Buyer or Merger Subsidiary or any of their respective properties before any court or arbitrator or any Governmental Entity, which, (a) if determined or resolved adversely to Buyer or Merger Subsidiary in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) as of the date of this Agreement, questions the validity of this Agreement or any action to be taken by Buyer or Merger Subsidiary in connection with the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Buyer, as of the date of this Agreement, none of Buyer or its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Buyer or would prevent or materially delay the consummation of the transactions contemplated hereby.

            SECTION 5.16 Authorization for Buyer Common Stock. Buyer has taken all necessary action to permit it to issue the number of shares of Buyer Common Stock required to be issued pursuant to this Agreement. Shares of Buyer Common Stock issued pursuant to Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Shares of Buyer Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

            SECTION 5.17 Taxes. Except as set forth on Schedule 5.17 of the Buyer Disclosure Schedule: (i) Buyer and each of its Subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of Buyer and each of its Subsidiaries; (ii) all material Taxes with respect to Buyer and its Subsidiaries have been paid in full or have been provided for in accordance with GAAP on the Buyer's most recent balance sheet which is part of the Buyer SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Buyer and its Subsidiaries; (iv) none of the Tax Returns of or with respect to Buyer or any of its Subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to Buyer or any of its Subsidiaries which has not been abated or paid in full.

            SECTION 5.18 Disclosure. No representation or warranty by Buyer or Merger Subsidiary contained in this Agreement and no statement contained in any certificate delivered by Buyer or Merger Subsidiary to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading when taken together in light of the circumstances in which they were made.

                             ARTICLE VI

                      COVENANTS OF THE COMPANY

            The Company agrees that:

            SECTION 6.1 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing other than as set forth on Schedule 6.1 of the Company Disclosure Schedule, as specifically contemplated by this Agreement or with the written consent of Buyer or Merger Subsidiary (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company will not (and will not cause or permit any Subsidiary to):

            (a) split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend (other than regular quarterly dividends and any dividend of a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company) or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acqui-sition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

            (b) amend any term of any outstanding security of the Company or any Subsidiary of the Company;

            (c) except for working capital purposes pursuant to the Revolving Credit Agreement, dated as of February 8, 1996, by and among the First National Bank of Boston, Fleet Bank of Maine, Key Bank of Maine, Bank of Scotland and Wright Express Corporation, and, except in the ordinary course of business consistent with past practice pursuant to the Equipment Financing Agreement, dated as of February 7, 1996, by and between The First National Bank of Boston and Wright Express Corporation, incur, assume or guarantee any indebtedness for borrowed money of (x) except in the ordinary course of business in an amount not to exceed $500,000 in the aggregate at any one time outstanding, the Company or any Subsidiary of the Company or (y) any other Person;

            (d) create, assume or suffer to exist any Lien on any material asset, other than in the ordinary course of business;

            (e) make any loan, advance or capital contribution to or invest in any Person, other than in the ordinary course of business;

            (f) cause any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which has had or could reasonably be expected to have a Material Adverse Effect;

            (g) (x) other than in the ordinary course of business consistent with past practice, (i) enter into any transaction, commitment, contract or agreement by the Company or any Subsidiary of the Company relating to their assets or business (excluding the acquisition or disposition of any assets) or (ii) relinquish any contract or other right, that (with respect to (ii)) has had or could reasonably be expected to have a Material Adverse Effect, other than (with respect to each of (i) and (ii)) those expressly permitted by this Agreement or (y) enter into any transaction, commitment, contract or agreement to acquire or dispose of any assets of the Company or any Subsidiary of the Company in excess of $150,000 in any individual transaction or $750,000 in the aggregate;

            (h) change, or apply to the SEC for, or request from the SEC any change of, any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in GAAP;

            (i) (A) grant any severance or termination pay to any current or former director or executive officer, or, other than in the ordinary course of business, to any officer or any other employee of the Company or any Subsidiary of the Company, (B) enter into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director or executive officer, or other than in the ordinary course of business, with any officer or any other employee of the Company or any Subsidiary of the Company, (C) other than in the ordinary course of business, increase the benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase the compensation, bonus or other benefits payable to any current or former director or executive officer, or other than in the ordinary course of business, to any officer or any other employee of the Company or any Subsidiary of the Company;

            (j) amend its certificate of incorporation or bylaws (or other similar governing instrument);

            (k) authorize for issuance, sell, deliver or agree to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) of the Company, except for the issuance of stock upon the exercise of Options outstanding on the date of this Agreement;

            (l) except as may be required pursuant to GAAP, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

            (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

            (n) make or revoke any tax election or settle or compromise any tax liability, in each case, material to the Company and its Subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

            (o) subject to Section 6.1(q) below, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or notes thereof) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

            (p) except as otherwise permitted by paragraph (i) or as set forth on Schedule 6.1(p) of the Company Disclosure Schedule, settle or compromise any pending or threatened suit, action, or proceeding;

            (q) enter into any agreement or understanding, whether oral or written, with any Halmos Entity or Halmos Assign (as each such term is defined in Section 7.3(c)); except for agreements or understandings in the ordinary course necessary for the continued defense or prosecution of any such pending litigation matters set forth in Schedule 4.11 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents; or

            (r) take, authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise expressly permitted by this Agreement.

            SECTION 6.2 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (including any postponements or adjournments thereto, the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; provided that the Company's Board of Directors may withdraw, modify or change such recommendation if it has determined, based upon the advice of outside legal counsel to the Company, that such recommendation would be reasonably likely to be inconsistent with the Board of Directors' fiduciary duties under applicable law. The Company will (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement that will be the same proxy statement/prospectus contained in the Form S-4 Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Company Proxy Statement"),
(ii) use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company may, if it withdraws, modifies or changes its recommendation in accordance with this Section
6.2, delay the filing or mailing, as the case may be, of the Company Proxy Statement or the holding of the Company Stockholder Meeting, in each case only to the extent necessary to revise the Company Proxy Statement to reflect such withdrawal, modification or change and, in the case of the Company Stockholder Meeting, to provide the minimum notice thereof required under applicable law, the Company Certificate of Incorporation or the Company By-laws. In addition, the Company will upon reasonable advance notice provide Buyer with all financial and other data regarding the Company as may be reasonably requested by Buyer in connection with the proxy statements and registration statements on Form S-4 relating to the transactions described in Schedule 6.2 of the Buyer Disclosure Schedule. The Company acknowledges that such proxy statements and registration statements may be required to include such data concerning the Company, and that the Company Proxy Statement may be required to contain certain financial and other data concerning the other parties to such transactions.

            SECTION 6.3 Access to Information; Confidential Agreement. (a) From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries of the Company, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries of the Company; provided that all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with an executive officer of the Company; and provided further that no investigation pursuant to this Section 6.3 shall affect any representation or warranty given by the Company to Buyer hereunder and any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement dated February 13, 1996 between Buyer and the Company (the "Confidentiality Agreement").

            (b) The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner limits, restricts or prohibits the voting or acquisition of Shares by Buyer or any of its affiliates or the representation of Buyer's designees on the Company's Board of Directors or which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall be amended as of the date hereof to permit the acquisition of Shares pursuant to the Merger, the voting of Shares at the Company Stockholder Meeting or to otherwise effect the transactions contemplated hereby. The Confidentiality Agreement shall otherwise remain in full force and effect.

            SECTION 6.4 No Solicitation. (a) From the date of this Agreement until the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to ensure that the respective officers, directors and employees of the Company and its Subsidiaries, and any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries, will not
(i) solicit, initiate or encourage (including by way of furnishing information) any Acquisition Proposal (as defined below) or (ii) participate or engage in negotiations or discussions, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company, regarding any Acquisition Proposal; provided that, if the Company's Board of Directors determines, based upon the advice of outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would be reasonably likely to be inconsistent with the Board of Directors' fiduciary duties under applicable law, the Company may in response to an Acquisition Proposal and subject to compliance with Section 6.4(c), furnish information with respect to the Company and its Subsidiaries pursuant to a confidentiality agreement and participate in negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, offer or proposal from any person relating to any direct or indirect acquisition or purchase of a substantial portion of the assets of the Company or any of its Subsidiaries or of over 20% of any class of equity securities of the equity interest of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more equity interest of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. Nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or making such disclosure as may be required by applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section
6.2 or 6.4(b), withdraw, modify or change, or propose to withdraw, modify or change, its recommendation of approval and adoption of this Agreement and the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

            (b) Except as set forth in this Section 6.2 or Section 6.4(b), neither the Company nor the Board of Directors of the Company nor any committee thereof shall (x) withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to Buyer, the recommendation by such Board of Directors or such committee of the approval and adoption of this Agreement and the Merger, (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(z) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines, based upon the advice of outside legal counsel to the Company, that the failure to take any of the actions contemplated by the preceding sentence would be reasonably likely to be inconsistent with the Board of Directors' fiduciary duties, the Board of Directors of the Company may withdraw, modify or change its recommendation of approval and adoption of this Agreement and the Merger, approve or recommend a Superior Proposal or cause the Company to enter into an agreement with respect to a Superior Proposal; but in the case of approving, recommending or causing the Company to enter into an agreement with respect to a Superior Proposal, only at a time that is after the second day following Buyer's receipt of written notice (a "Notice of Superior Proposal") advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company enters into an agreement with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 10.1(vi)(B) or Section 10.1(vii), the Company shall promptly pay, or cause to be paid, to Buyer, the Buyers' Expenses (as such term is defined in Section 12.4). For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of the Company common stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.4, the Company shall notify Buyer in writing within one business day of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry. The Company will use it reasonable best efforts to keep Buyer informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

            SECTION 6.5 Conveyance Taxes. The Company shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, the "Conveyance Taxes") which become payable prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith.

                             ARTICLE VII

                         COVENANTS OF BUYER

            Buyer agrees that:

            SECTION 7.1  Obligations of Merger Subsidiary.
Buyer will take all action necessary to cause Merger
Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            SECTION 7.2 Voting of Shares. Merger Subsidiary shall and Buyer shall cause Merger Subsidiary to vote all Shares, if any, beneficially owned by Merger Subsidiary or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Stockholder Meeting.

            SECTION 7.3 Director and Officer Liability. (a) Buyer, Merger Subsidiary and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Certificate of Incorporation, Company By-laws or any Indemnity Agreement (as hereinafter defined) shall survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL, (ii) the Company's Certificate of Incorporation and the Company's By-laws or (iii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any Indemnitee (A) in effect on the date of this Agreement (or entered into thereafter in accordance with the provisions of Section 6.1 of this Agreement) and listed on Schedule 7.3 of the Company Disclosure Schedule (unless entered into after the date hereof in accordance with Section 6.1) or (B) in effect on the date of this Agreement and listed in the Company SEC Documents (each, an "Indemnity Agreement"), advancement of Expenses (as hereinafter defined) pursuant to this Section 7.3 shall be mandatory rather than permissive and the Surviving Corporation shall advance Costs (as defined in Section 7.3(b) hereof) in connection with such indemnification. Buyer shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

            (b) In addition to the other rights provided for in this
Section 7.3 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by
Section 7.3(d)), for ten years from and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "Indemnitees," which term shall not include any Halmos Entity or other Person described or referred to in
Section 7.3(c) hereof, even if any such Halmos Entity or other Person is or was an officer, director or employee of the Company) against all losses, Expenses (as hereinafter defined), claims, damages, liabilities, judg-ments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Buyer or the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such ten year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; provided, however, that Buyer shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees; provided, that, any law firm or firms so retained shall be reasonably acceptable to Buyer. For the purposes of this
Section 7.3, "Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

            (c) Notwithstanding the foregoing, with respect to any Indemnifiable Claim commenced or threatened by or on behalf of, (i) Peter Halmos, Steven Halmos, Halmos Trading and Investment Company, The Halmos Foundation, Creditline Corporation, Continuity Marketing Corporation and High Plains Capital Corporation (collectively, the "Halmos Entities"), (ii) any heirs, executors, successors, family members, assigns and any other Person claiming by, through or because of, a Halmos Entity ("Halmos Assign"), (iii) a Person that directly or indirectly, whether through the ownership of voting securities or otherwise, controls or is controlled by or is under common control with any Halmos Entity, (iv) any Person in which any Halmos Entity or Halmos Assign has a 10% ownership interest, (v) any employee or agent as of the date of this Agreement of any Halmos Entity or
(vi) any Person acting at the direct or indirect request of any Halmos Entity or Halmos Assign, against any Indemnitee asserted at any time after ten years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify and hold harmless and advance Expenses to such Indemnitees to the extent provided in Section 7.3(b), but without any time limit on the period for which the obligation of Buyer pursuant to this Section 7.3(c) shall be in effect.

            (d) For three years from the Effective Time, Buyer will, and will cause the Surviving Corporation to maintain in effect the Company's current directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Buyer), or Buyer may substitute therefor policies for directors' and officers' liability insurance covering such Persons for at least the same coverage with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Buyer be required to expend in any one year an amount in excess of $887,040 (i.e., the amount that is 200% of the annual premiums currently paid by the Company for such insurance); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In the event that any Indemnitee is entitled to coverage under an officers' and directors' liability insurance policy pursuant to this Section 7.3(d) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Buyer's failure to maintain and fulfill its obligations pursuant to such policy as provided in this Section 7.3(d), Buyer shall, and shall cause the Surviving Corporation to pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have received pursuant to such policy. Buyer agrees that, should the Surviving Corporation fail to comply with the obligations of this Section 7.3, Buyer shall be responsible therefor.

            (e) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Buyer contained in this Section 7.3 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.3.

            (f) The obligations of the Company, the Surviving Corporation, and Buyer under this Section 7.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section
7.3 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.3 applies shall be third party beneficiaries of this Section 7.3).

            (g) Buyer shall, and shall cause the Surviving Corporation to, advance all Expenses to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 7.3.

                            ARTICLE VIII

                COVENANTS OF BUYER, MERGER SUBSIDIARY
                           AND THE COMPANY

            The parties hereto agree that:

            SECTION 8.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

            SECTION 8.2 Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Proxy Statement and the Form S-4 Registration Statement, and (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

            SECTION 8.3 Public Announcements. Buyer, Merger Subsidiary and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or foreign securities exchange, as determined by Buyer, Merger Subsidiary or the Company, as the case may be, will not issue any such press release or make any such public statement prior to such consultation.

            SECTION 8.4 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any Conveyance Taxes which become payable in connection with the transactions contemplated hereunder that are required to be filed on or before the Effective Time.

            SECTION 8.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            SECTION 8.6 Employee Matters. (a) For a period of one year immediately following the Effective Time, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company as of the Effective Time who continue to be employed by the Company ("Continuing Employees") coverage under group medical, dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the Plans providing such benefits to the employees immediately prior to the Effective Time.

            (b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 8.6 of the Company Disclosure Schedule.

            (c) For a period of one year immediately following the Closing Date, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company at the Closing Date which may be affected by any reduction in force subsequent to the Closing Date the benefits set forth in the Severance Policy adopted by the Board of Directors of the Company in connection with the July 1995 restructuring and applied in the September 1995 and December 1995 restructurings and adopted by resolution for any reductions in force in 1996 at the February 6, 1996 meeting of the Board of Directors.

            SECTION 8.7 Company Proxy Statement and Registration Statement. Buyer will, as promptly as practicable, prepare and, following receipt of notification from the SEC that it has no further comments on the Company Proxy Statement, file with the SEC a registration statement on Form S-4 (the "Form S-4 Registration Statement"), containing the Company Proxy Statement, and the prospectus in connection with the registration under the Securities Act of Buyer Common Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. Buyer will cooperate with the Company in the preparation and filing of the Company Proxy Statement and will provide the Company with all financial and other data concerning Buyer (including, if required, pro forma financial statements and financial and other data regarding the other parties to the transactions described in Schedule 6.2 of the Buyer Disclosure Schedule) as is necessary in order for the Company to prepare the Company Proxy Statement. Buyer and the Company will, and will cause their accountants and lawyers to, use their best efforts to have or cause the Form S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process.

            SECTION 8.8 Tax-Free Reorganization Treatment. The Company, Buyer and Merger Subsidiary shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, a certificate substantially in the form attached hereto as Exhibit 2 or Exhibit 3, as the case may be, (the "Buyer Tax Certificate" and the "Company Tax Certificate", as the case may be) at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to Buyer and the Company. Prior to the Effective Time, none of the Company, Buyer and Merger Subsidiary shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be true) any of the information, representations or covenants in
Exhibit 2 or Exhibit 3, as the case may be.

            SECTION 8.9 Notification of Certain Matters. The Company shall give prompt notice to Buyer and Merger Subsidiary, and Buyer and Merger Subsidiary shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Buyer or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material contract or agreement, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 8.9 shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 8.10 Blue Sky Permits. Buyer shall use its best efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

            SECTION 8.11 NYSE Listing. Buyer shall use its best efforts to cause the shares of Buyer Common Stock constituting the Merger
Consideration to be listed on the NYSE, subject to notice of official issuance thereof.

            SECTION 8.12 Pooling Letter. (a) Buyer shall use its best efforts to cause Ernst & Young LLP, its independent auditors, to deliver to Buyer a letter to the effect that pooling of interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of this Agreement, and the Company shall use its best efforts to cause its independent auditors, Price Waterhouse LLP, to cooperate fully with Ernst & Young LLP (including, without limitation, by delivering to the Company a letter substantially similar to Ernst & Young LLP's letter to Buyer) in connection with the delivery to Buyer of such letter.

            (b) The Company shall use its best efforts to cause Price Waterhouse LLP to deliver to the Company a letter to the effect that pooling of interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of this Agreement, and Buyer shall use its best efforts to cause Ernst & Young LLP to cooperate fully with Price Waterhouse LLP (including, without limitation, by delivering to Buyer a letter substantially similar to Price Waterhouse LLP's letter to the Company) in connection with the delivery to the Company of such letter.

            SECTION 8.13 Pooling. The Company and Buyer each agrees that it will not knowingly take any action which could prevent the Merger from being accounted for as a pooling of interests for accounting purposes (under Accounting Principles Board Opinion No. 16) and the Company will bring to the attention of Buyer, and Buyer will bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that could be reasonably likely to prevent Buyer from accounting for the Merger as a pooling of interests. The Company will use its reasonable best efforts to inform all Company Affiliates and other relevant employees as to those actions that should or should not be taken by such persons so that the Merger will be accounted for as a pooling of interests.

            SECTION 8.14 SEC Filings. Each of Buyer and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            SECTION 8.15 Affiliate Agreements. Buyer and Merger Subsidiary shall have received the Affiliate Letters from the Company Affiliates.

            SECTION 8.16 Affiliates. Promptly upon the Company obtaining knowledge of persons who, to the best knowledge of the Company, following the date of this Agreement until the Effective Time, become "affiliates" of the Company for purposes of Rule 145 of the Securities Act, the Company shall use its reasonable best efforts to identify any such person in writing to Buyer, and will use its reasonable best efforts to cause such persons prior to the mailing of the Company Proxy Statement, or if thereafter as soon as reasonably practicable, to deliver to Buyer an Affiliate Letter; provided, however, that the Company will not affirmatively, without the prior written consent of Buyer, take any action, by hiring or appointing a new officer or director or otherwise, so as to cause any person to become an "affiliate" unless such person executes an Affiliate Letter prior thereto.

                             ARTICLE IX

                      CONDITIONS TO THE MERGER

            SECTION 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, except to the extent permitted by applicable law, that such conditions may be waived:

                  (i) Stockholder Approval. The Merger shall have been duly approved by a majority of the votes cast by stockholders of the Company entitled to vote thereon in accordance with applicable law and the Company Certificate of Incorporation and Company By-laws.

                  (ii) Listing of Buyer Common Stock. The shares of Buyer Common Stock issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (iii) Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no order suspending such effectiveness shall have been issued and remain in effect.

                  (iv) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired.

                  (v) No Injunction. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or any transactions contem-plated hereby.

                  (vi) Pooling. Buyer shall have received a letter from Ernst & Young LLP and the Company shall have received a letter from Price Waterhouse LLP each to the effect that pooling of interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms of this Agreement; provided, further, that the foregoing shall not be a condition to the Company's obligations if either Price Waterhouse LLP or Ernst & Young LLP is unable to deliver such letter as a result of the Company having breached the Company's representation set forth in Section 4.21 or the Company's covenants set forth in Sections 8.12, 8.13 or 8.16 or the Company or any of its affiliates having taken or failed to take any other action, in any such case that would prevent, in the opinion of such firm, Buyer from accounting for the Merger as a pooling of interests.

            SECTION 9.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, except to the extent permitted by applicable law, that such conditions may be waived:

                  (i) Performance of Obligations Buyer and Merger
      Subsidiary. Each of Buyer and Merger Subsidiary will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

                  (ii) Representations and Warranties. The representations and warranties of Buyer and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as thought such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time).

                  (iii) Closing Certificate. The Company shall have received a certificate signed by the chief executive officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 9.2(i) and 9.2(ii) hereof have been satisfied.

                  (iv) Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts then existing, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and, accordingly, for United States federal income tax purposes, that:

            (A) no gain or loss will be recognized by the Company, Buyer or Merger Subsidiary as a result of the Merger;

            (B) no gain or loss will be recognized by a stockholder of the Company whose Shares are exchanged solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received by a holder of Shares in lieu of a fractional share interest in Buyer Common Stock);

            (C) the tax basis of the Buyer Common Stock received by a holder of Shares in the Merger will be the same as the tax basis of the Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Buyer Common Stock for which cash is received); and

            (D)   the holding period of the shares of Buyer
                  Common Stock received by a holder of
                  Shares in the Merger will include the
                  period during which such Shares surren-
                  dered in exchange therefor were held,
                  provided that such Shares were held as
                  capital assets at the Effective Time of
                  the Merger.

            In rendering such opinion, such firm may require and rely upon representations contained in the Buyer Tax Certificate, the Company Tax Certificate and such other certificates from such other persons as such firm may require.

            SECTION 9.3 Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, except to the extent permitted by applicable law, that such conditions may be waived:

                  (i) Performance of Obligations the Company. The Company will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

                  (ii) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time).

                  (iii) Closing Certificate. Buyer and Merger Subsidiary shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
      Section 9.3(i) and 9.3(ii) hereof have been satisfied.

                  (iv)  Affiliate Agreements.  Each Company
      Affiliate shall have performed his or its respective obligations under the applicable Affiliate Letter.

                              ARTICLE X

                             TERMINATION

            SECTION 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (i) by mutual written consent of the Company and Buyer;

            (ii) by either the Company or Buyer, if the Merger has not been consummated by December 31, 1996 (as such date may be extended by mutual agreement or pursuant to the proviso to this sentence, the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

            (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

            (iv) by the Company if (A) there shall have been a breach of any representation or warranty on the part of Buyer or Merger Subsidiary set forth in this Agreement, or if any representation or warranty of Buyer or Merger Subsidiary shall have become untrue, in either case such that the condition set forth in Section 9.2(ii) would be incapable of being satisfied by the Outside Termination Date or (B) there shall have been a breach by Buyer or Merger Subsidiary of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Buyer or materially adversely affecting (or materially delaying) the consummation of the Merger, and Buyer or Merger Subsidiary, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof;

            (v) by Buyer and Merger Subsidiary if (A) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 9.3(ii) would be incapable of being satisfied by the Outside Termination Date or (B) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty business days after notice by Buyer or Merger Subsidiary thereof;

            (vi) by Buyer or Merger Subsidiary, if (A) the Board of
      Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Buyer or Merger Subsidiary its recommendation of the Merger or this Agreement or approved or recommended a Superior Proposal or (B) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;

            (vii) by the Company, upon entering into a definitive agreement in accordance with Section 6.4(b), provided (x) it has complied with all provisions of Section 6.4, including the notice provisions therein, and (y) that it makes simultaneous payment of Buyer's Expenses (as defined in Section 12.4); or

            (viii) by Buyer, Merger Subsidiary or the Company, if the Company's stockholders do not approve the Merger at the Company Stockholder Meeting.

The party desiring to terminate this Agreement pursuant to this Section
10.1 (other than with respect to Section 10.1(i)) shall give written notice of such termination to the other party.

            SECTION 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that (i) the agreements contained in Sections 4.16, 5.6, 10.2 and 12.4, hereof shall survive the termination hereof; (ii) the Confidentiality Agreement shall remain in full force and effect and Section 6.3(b) hereof shall have no binding effect whatsoever; and (iii) nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

                             ARTICLE XI

                            DEFINED TERMS

            For the purposes of this Agreement, the following terms shall have the following respective meanings:

            "Active Subsidiary" shall have the meaning set forth in Section 4.6(a).

            "Affiliate Letter" shall have the meaning set forth in the Introduction.

            "Agreement" shall have the meaning set forth in the Introduction.

            "Acquisition Proposal" shall have the meaning set forth in Section 6.4.(a).

            "Affiliates" shall have the meaning set forth in Section 8.9.

            "Average Stock Price" shall have the meaning set forth in Section 1.2(a).

            "blue sky" shall have the meaning set forth in
Section 8.10.

            "Buyer" shall have the meaning set forth in the Introduction.

            "Buyer Certificates" shall have the meaning set forth in Section 1.3(a).

            "Buyer Common Stock" shall have the meaning set forth in the Introduction.

            "Buyer Disclosure Schedule" shall have the meaning set forth in Section 5.1.

            "Buyer Preferred Stock" shall have the meaning set forth in Section 5.9.

            "Buyer's Expenses" shall have the meaning set forth in Section 12.4(d).

            "Buyer SEC Documents" shall have the meaning set forth in Section 5.12.

            "Buyer Securities" shall have the meaning set forth in Section 5.9.

            "Buyer Tax Certificate" shall have the meaning set forth in Section 8.8.

            "Buyer's Accountants" shall have the meaning set forth in Section 8.12(a).

            "Certificate of Merger" shall have the meaning set forth in Section 1.1(b).

            "Closing" shall have the meaning set forth in
Section 2.1.

            "Closing Date" shall have the meaning set forth in Section 2.1.

            "Code" shall have the meaning set forth in the Introduction.

            "Company" shall have the meaning set forth in the Introduction.

            "Company Affiliate" shall have the meaning set forth in Section the Introduction.

            "Company Affiliate Letter" shall have the meaning set forth in the Introduction.

            "Company By-laws" shall have the meaning set forth Section 3.2.

            "Company Certificate of Incorporation" shall have the meaning set forth in Section 3.1.

            "Company Disclosure Schedule" shall have the meaning set forth in Section 4.1.

            "Company Proxy Statement" shall have the mean-ing set forth in Section 6.2(i).

            "Company SEC Documents" shall have the meaning set forth in Section 4.7.

            "Company Securities" shall have the meaning set forth in Section 4.5.

            "Company Stock Plans" shall have the meaning set forth in Section 1.10.

            "Company Stockholder Meeting" shall have the meaning set forth in Section 6.2.

            "Company Tax Certificate" shall have the mean-ing set forth in Section 8.8.

            "Company's Accountants" shall have the meaning set forth in Section 8.12(a).

            "Company's Expenses" shall have the meaning set forth in Section 12.4(e).

            "Confidentiality Agreement" shall have the meaning set forth in Section 6.3(a).

            "Continuing Employees" shall have the meaning set forth in Section 8.6(a).

            "Conversion Number" shall have the meaning set forth in Section 1.2(a).

            "Conveyance Taxes" shall have the meaning set forth in Section 6.5.

            "Costs" shall have the meaning set forth in
Section 7.3(b).

            "DGCL" shall have the meaning set forth in
Section 1.1(a).

            "Effective Time" shall have the meaning set forth in Section 1.1(b).

            "employee pension benefit plan" shall have the meaning set forth in Section 4.13(a).

            "employee welfare benefit plan" shall have the meaning set forth in Section 4.13(a).

            "Environmental Law" shall have the meaning set forth in Section 4.17(c).

            "ERISA" shall have the meaning set forth in
Section 4.13(a).

            "ERISA Affiliate" shall have the meaning set forth in Section 4.13(a).

            "ERISA Plans" shall have the meaning set forth in Section 4.13(a).

            "Exchange Act" shall have the meaning set forth in Section 4.3.

            "Exchange Agent" shall have the meaning set forth in Section 1.3(a).

            "Exchange Fund" shall have the meaning set forth in Section 1.3(a).

            "Expenses" shall have the meaning set forth in
Section 7.3(b).

            "Form S-4 Registration Statement" shall have the meaning set forth in Section 8.7.

            "GAAP" shall have the meaning set forth in
Section 4.8.

            "Governmental Entity" shall have the meaning set forth in Section 4.3.

            "Halmos Entities" shall have the meaning set forth in Section 7.3(c)(i).

            "Halmos Assign" shall have the meaning set forth in Section 7.3(c)(iii).

            "HSR Act" shall have the meaning set forth in
Section 4.3.

            "Indemnifiable Claim" shall have the meaning set forth in Section 7.3(b).

            "Indemnitees" shall have the meaning set forth in Section 7.3(b).

            "Indemnity Agreement" shall have the meaning set forth in Section 7.3(a).

            "Intangible Property" shall have the meaning set forth in Section 4.19(a).

            "Licenses" shall have the meaning set forth in
Section 4.1.

            "Lien" shall have the meaning set forth in
Section 4.4.

            "Material Adverse Effect" shall have the mean-ing set forth in Section 4.1.

            "Material Contracts" shall have the meaning set forth in Section 4.20.

            "Measurement Period" shall have the meaning set forth in Section 1.2(a).

            "Merger" shall have the meaning set forth in
Section 1.1(a).

            "Merger Consideration" shall have the meaning set forth in Section 1.2(a).

            "Merger Subsidiary" shall have the meaning set forth in the Introduction.

            "Notice of Superior Proposal" shall have the meaning set forth in Section 6.4(b).

            "NYSE" shall have the meaning set forth in
Section 1.2(a).

            "Option" shall have the meaning set forth in
Section 1.10.

            "Outside Termination Date" shall have the meaning set forth in Section 10.1(ii).

            "PBGC" shall have the meaning set forth in
Section 4.13(c).

            "Person" shall have the meaning set forth in
Section 1.4.

            "Plans" shall have the meaning set forth in
Section 4.13(a)

            "Preferred Stock" shall have the meaning set forth in Section 4.5.

            "SafeCard" shall have the meaning set forth in
Section 4.20.

            "SEC" shall have the meaning set forth in
Section 4.7.

            "Secretary of State" shall have the meaning set forth in Section 1.1(b).

            "Securities Act" shall have the meaning set forth in the Introduction.

            "Share Certificates" shall have the meaning set forth in Section 1.3(b).

            "Shares" shall have the meaning set forth in the Introduction.

            "single employer" shall have the meaning set forth in Section 4.13(a).

            "Subsidiary" shall have the meaning set forth in Section 4.6(a).

            "Substitute Option" shall have the meaning set forth in Section 1.10.

            "Surviving Corporation" shall have the meaning set forth in Section 1.1(a).

            "Tax Return" shall have the meaning set forth in Section 4.12(b)(ii).

            "Taxes" shall have the meaning set forth in
Section 4.12(b)(i).

            "Third Party" shall have the meaning set forth in Section 12.4(e).

            "Third Party Acquisition" shall have the mean-ing set forth in Section 12.4(e).

                             ARTICLE XII

                            MISCELLANEOUS

            SECTION 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

            if to Buyer or Merger Subsidiary, to:

                  CUC International, Inc.
                  707 Summer Street
                  Stamford, CT 06901
                  Telecopy:  (203) 348-1982
                  Attention:  Amy N. Lipton, Esq.

                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Telecopy:  (212) 310-8007
                  Attention:  Howard Chatzinoff, Esq.

            if to the Company, to:

                  Ideon Group, Inc.
                  7596 Centurion Parkway
                  Jacksonville, Florida  32256
                  Telecopy:  (904) 218-1850

                  Attention:  Mr. Eugene Miller, Chairman
                              of the Board and Chief Executive Officer

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy:  (212) 735-2000
                  Attention:  Roger S. Aaron, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.1 and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 12.1.

            SECTION 12.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms. Nothing contained in this Section 12.2 shall relieve any party from liability for any willful breach of this Agreement.

            SECTION 12.3  Amendments; No Waivers.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 12.4 Expenses. (a) Except as provided below in this
Section 12.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            (b) The Company shall pay, or cause to be paid, in same day funds to Buyer, Buyer's Expenses (as hereinafter defined), in the event that the Company shall enter into a definitive agreement with respect to a Superior Proposal and this Agreement shall be terminated pursuant to
Section 10.1(vi)(B) or Section 10.1(vii). In addition, in the event that this Agreement shall be terminated pursuant to Section 10.1(vi) or Section 10.1(vii) and, (i) within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (which is consummated within twelve months after such termination), or a Third Party Acquisition occurs and is completed, (ii) after the date hereof and prior to the date of termination, (x) the Company or its agents had engaged in negotiations with a Third Party with respect to a Third Party Acquisition,
(y) the Company or its agents furnished information to a Third Party with respect to a Third Party Acquisition or (z) a Third Party submitted to the Company a proposal (which shall include price and other material terms and conditions) for a Third Party Acquisition and (iii) with respect to (x) and
(y) above, the relevant Third Party makes or announces (before or after such termination) a proposal with respect to a Third Party Acquisition; then the Company shall pay, or cause to be paid, in same day funds, to Buyer, (A) a termination fee in the amount of $7,000,000, which termination fee shall be paid on the date of consummation of a Third Party Acquisition (if and only if a Third Party Acquisition shall be consummated within twelve months after the date of termination), and (B) to the extent not previously paid by the Company to Buyer pursuant to the first sentence of this Section 12.4(b), Buyers' Expenses. It is expressly agreed that the amount to be paid pursuant to this Section 12.4(b) represents liquidated damages and not a penalty.

            (c) The cost of printing the Form S-4 Registration Statement and the Company Proxy Statement shall be borne equally by the Company and Buyer.

            (d) The Company shall pay or cause to be paid (not later than ten business days after submission of statements therefor) in same day funds to Buyer, Buyer's Expenses in the event this Agreement shall be terminated pursuant to Section 10.1(v). Buyer shall pay or cause to be paid (not later than ten business days after submission of statements therefor) in same day funds to the Company, Company's Expenses in the event this Agreement shall be terminated pursuant to Section 10.1(iv). If Buyer or Merger Subsidiary shall submit a request for reimbursement hereunder, Buyer or Merger Subsidiary will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. If the Company shall submit a request for reimbursement hereunder, the Company will provide Buyer in due course with invoices or other reasonable evidence of such expenses upon request.

            (e) For purposes of this Section 12.4, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Buyer, Merger Subsidiary or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35% of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 35% or more of the outstanding shares of Company Common Stock. For purposes of this
Section 12.4, "Buyer's Expenses" shall mean documented out-of-pocket fees and expenses reasonably and actually incurred or paid by or on behalf of Buyer in connection with the Merger and the consummation of any of the transactions contemplated by this Agreement, including, reasonable fees and expenses of counsel, accountants, experts, financial advisors and consultants to Buyer, in an aggregate amount not to exceed $1,000,000. For purposes of this Section 12.4, "Company's Expenses" shall mean documented out-of-pocket fees and expenses reasonably and actually incurred or paid by or on behalf of the Company in connection with the Merger and the consummation of any of the transactions contemplated by this Agreement, including, reasonable fees and expenses of counsel, accountants, experts, financial advisors and consultants to the Company, in an aggregate amount not to exceed $1,000,000.

            SECTION 12.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

            SECTION 12.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to conflicts of laws.

            SECTION 12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

            SECTION 12.8 Third Party Beneficiaries. No provision of this Agreement other than Section 7.3 and Section 8.6 hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            SECTION 12.9 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or undertaking with respect thereto, both written and oral.

            SECTION 12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                        IDEON GROUP, INC.

                        By:
                           Name:
                           Title:

                        CUC INTERNATIONAL INC.

                        By:
                           Name:
                           Title:

                        IG ACQUISITION CORP.

                        By:
                           Name:
                           Title:




                                                          EXHIBIT 1

                           Form of Affiliate Letter

                                             April __, 1996

          CUC INTERNATIONAL INC.
          707 Summer Street
          Stamford, Connecticut  06901

          Dear Sirs:

                    Reference is made to the provisions of the Agreement and Plan of Merger, dated as of the date hereof (together with any amendments thereto, the "Merger Agreement"), among IDEON GROUP, INC., a Delaware corporation (the "Company"), CUC INTERNATIONAL INC., a Delaware corporation ("Buyer"), and IG ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary"), pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement.

                    I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Execution of this letter shall not be construed as an admission of "affiliate" status nor as a waiver of any rights that I may have to object to any claim that I am an "affiliate" on or after the date of this letter.

                    If in fact I were to be deemed an "affiliate" of the Company under paragraphs (c) and (d) of Rule 145, my ability to sell, transfer or otherwise dispose of any shares of the common stock, par value $.01 per share of Buyer (the "Buyer Shares"); received by me in exchange for any shares of common stock of the Company (the "Company Shares") pursuant to the Merger may be restricted.

                    I hereby represent, warrant and covenant to Buyer that:

                    (a)  I will not transfer, sell or otherwise
          dispose of any of the Buyer Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act or the rules and regulations promulgated thereunder; and

                    (b) I will not (i) transfer, sell or otherwise dispose of any Company Shares prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies," Section 201.01 [47 F.R. 21028] (April 15,
          1982) with respect to any Buyer Shares until after such time (the "Delivery Time") as consolidated financial statements which reflect at least 30 days of post-merger combined operations of Buyer and the Company have been published by Buyer, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

                    (c)  I have not knowingly taken and will not
          knowingly take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a pooling-of-interests.

                    I hereby acknowledge that, except as otherwise provided in the Merger Agreement, Buyer is under no obligation to register the sale, transfer, pledge or other disposition of the Buyer Shares or to take any other action necessary for the purpose of making an exemption from registration available.

                    I agree that, from time to time, at Buyer's reasonable request and without further consideration, I shall execute and deliver such additional documents and shall use my reasonable best efforts to take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

                    I understand that Buyer will issue stop
          transfer instructions to its transfer agents with respect to the Buyer Shares and that a restrictive legend will be placed on certificates delivered to me evidencing the Buyer Shares in substantially the following form:

                    "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter of agreement, dated April __, 1996, between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer which contains further restrictions on the transferability of this certificate and the shares represented hereby."

                    The term Buyer Shares as used in this letter shall mean and include not only the common stock of Buyer as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Buyer Shares.

                    I hereby acknowledge that the receipt of this letter by Buyer is an inducement and a condition to Buyer's obligation to consummate the Merger under the Merger Agreement, that Buyer and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify or be accounted for as a pooling-of-interests, and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Buyer Shares.

                                        Very truly yours,

                    As an inducement to the above individual to deliver this letter, Buyer agrees that for so long as and to the extent necessary to permit such individual to sell the Buyer Shares pursuant to Rule 145, and to the extent applicable, Rule 144, Buyer shall use all reasonable efforts to file, on a timely basis, all reports and data required to be filed by it with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

                                        CUC INTERNATIONAL INC.

                                        By: _______________________
                                            Name:
                                            Title:




                                                          EXHIBIT 2

                     [CUC INTERNATIONAL INC. LETTERHEAD]

                                        ______________, 1996

          Skadden, Arps, Slate,
            Meagher & Flom
          919 Third Avenue
          New York, New York  10022

          Ladies and Gentlemen:

                    You have been requested to render an opinion regarding certain federal income tax consequences of the merger (the "Merger") of IG Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of CUC International Inc., a Delaware corporation ("Buyer"), with and into Ideon Group, Inc., a Delaware corporation (the "Company"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of April ___, 1996 (the "Merger Agreement") among Buyer, Merger Subsidiary and the Company. Capitalized terms not otherwise defined herein have the meanings specified in the Merger Agreement.

                    In connection with the Merger, and recognizing that you will rely upon this certificate in rendering such opinions, Buyer hereby certifies that, as of the Effective Time:

                    1.  The exchange ratio of the Buyer Common
          Stock for each of the Shares is the result of arm's length bargaining intended to reflect the relative fair market values of the respective securities. Accordingly, the fair market value of the shares of Buyer Common Stock to be received by each Company shareholder (plus the cash, if any, to be received by such shareholder in lieu of a fractional share of Buyer Common Stock) will be approximately equal to the fair market value of the Shares surrendered by such Company shareholder in exchange therefor pursuant to the Merger.

                    2. Following the Merger, the Company will hold at least 90 percent of the fair market value of Merger Subsidiary's net assets and at least 70 percent of the fair market value of Merger Subsidiary's gross assets held immediately prior to the Effective Time.

                    3. Immediately prior to the Merger, Buyer will be in control of Merger Subsidiary within the meaning of
          Section 368(c) of the Code.

                    4. Buyer has no plan or intention to cause the Company to issue additional shares of its stock that would result in Buyer losing control of the Company within the meaning of Section 368(c) of the Code.

                    5.  Neither Buyer nor any of its affiliates
          (i) is under any obligation to, or has entered into any agreement to make any extraordinary distribution in respect of such shares of Buyer Common Stock or (ii) has any plan or intention to reacquire any shares of Buyer Common Stock to be issued in the Merger. Notwithstanding the preceding sentence, Buyer may repurchase shares of Buyer Common Stock pursuant to an open-market stock repurchase program.

                    6. Buyer has no plan or intention to liquidate the Company, to merge the Company or any Subsidiary with or into another entity, to sell or otherwise dispose of any shares of capital stock of the Company or any Subsidiary (except for transfers described in Section 368(a)(2)(C) of the Code at the time of transfer) or to cause the Company or any Subsidiary to sell or otherwise dispose of in any manner any of its assets held prior to the Merger or any of the assets acquired from Merger Subsidiary, except for dispositions made in the ordinary course of business, transfers by the Company or any Subsidiary of assets to a corporation controlled by the Company or such Subsidiary within the meaning of Section 368(c) of the Code at the time of transfer or sales, mergers or other dispositions that would not, individually or in the aggregate, cause the Company and its Subsidiaries taken as a whole, following the Merger, to fail to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time (determined by treating the items set forth in clauses (a) through (e) of paragraph 4 of the Company Tax Certificate as assets of the Company immediately prior to the Effective Time).

                    7. Merger Subsidiary has no liabilities to be assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

                    8. Assuming the correctness of paragraph 14 of the Company Tax Certificate, following the Merger Buyer will cause the Company to continue its "historic business" or to use a "significant portion" of its "historic business assets" in a business (as such terms are used in Treas. Reg. SECTION 1.368-1(d)).

                    9. Buyer has paid, or will pay, the expenses of only Buyer and Merger Subsidiary incurred in connection with the Merger.

                    10.  There is not, and has never been, any
          indebtedness existing between Buyer and any of its affiliates, on the one hand, and the Company and any of its affiliates, on the other hand, or between Merger Subsidiary and any of its affiliates, on the one hand, and the Company and any of its affiliates, on the other hand, that was issued, acquired or settled at a discount.

                    11. The shares of Buyer Common Stock that will be issued for Shares in the Merger are voting stock within the meaning of Section 368(a)(2)(E) of the Code.

                    12.  Neither Buyer nor Merger Subsidiary will
          (i) supply cash or other property directly for the purpose of paying Conveyance Taxes or (ii) reimburse the Company directly for any payments of Conveyance Taxes.

                    13.  Neither Buyer nor any of its affiliates
          owns beneficially or of record, nor will any of them have owned during the past five years, any capital stock or securities of the Company or any options or instruments giving the holder thereof the right to acquire any capital stock or securities of the Company.

                    14. Neither Buyer nor Merger Subsidiary is an "investment company" as defined in Sections
          368(a)(2)(F)(iii) and (iv) of the Code.

                    15. The payment of cash in lieu of fractional shares of Buyer Common Stock pursuant to the Merger will be solely for the purpose of avoiding the expense and inconvenience to Buyer of issuing fractional shares and will not represent separately bargained-for consideration.

                    16. The total cash consideration that will be paid in the Merger to the holders of Shares in lieu of issuing fractional shares of Buyer Common Stock will not exceed one percent of the total consideration that will be delivered in the Merger to the holders of Shares in exchange for their Shares.

                    17. None of the compensation to be received by any shareholder-employee of the Company with respect to periods beginning after the Effective Time will be separate consideration for, or allocable to, any of his Shares. Further, assuming the correctness of paragraph 11 of the Company Tax Certificate, none of the shares of Buyer Common Stock to be received by any shareholder-employee of the Company in exchange for Shares will be separate consideration for, or allocable to, any employment agreement or arrangement.

                    18. The compensation paid to any shareholder-employee of the Company with respect to periods beginning after the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                    19. The shareholders of the Company will not be entitled to dissenters rights pursuant to the Merger. The consideration paid by Buyer to each Company shareholder in exchange for such shareholder's Shares will consist solely of shares of Buyer Common stock, except to the extent that cash, if any, is paid in lieu of a fractional share of Buyer Common Stock.

                    20.  The facts relating to the Merger, which
          are described in the [Joint Proxy Statement and
          Prospectus] relating to the Merger dated            ,
          1996, insofar as such facts pertain to Buyer or Merger Subsidiary, are, true, correct and complete in all material respects.

                    This certificate is only for your benefit and is not intended to be relied upon by any other person. Further, Buyer will promptly and timely notify Skadden, Arps, Slate, Meagher & Flom if, after signing this certificate, Buyer believes or has reason to believe that
          (i) any of the facts described herein or in the [Joint Proxy Statement and Prospectus] or (ii) any of the representations, information or covenants contained in this certificate, are untrue, incorrect or incomplete in any respect.

                                        CUC International Inc.

                                        By:
                                             Name:
                                             Title:




                                                          EXHIBIT 3

                        [IDEON GROUP, INC. LETTERHEAD]

                                                      , 1996

          Skadden, Arps, Slate,
            Meagher & Flom
          919 Third Avenue
          New York, New York 10022

          Ladies and Gentlemen:

                    You have been requested to render an opinion regarding certain federal income tax consequences of the merger (the "Merger") of IG Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of CUC International Inc., a Delaware corporation ("Buyer"), with and into Ideon Group, Inc., a Delaware corporation (the "Company"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of April ___, 1996 (the "Merger Agreement") among Buyer, Merger Subsidiary and the Company. Capitalized terms not otherwise defined herein have the meanings specified in the Merger Agreement.

                    In connection with the Merger, and recognizing that you will rely upon this certificate in rendering such opinions, the Company hereby certifies that, as of the Effective Time:

                    1.   The exchange ratio of the Buyer Common
          Stock for each of the Shares is the result of arm's length bargaining intended to reflect the relative fair market values of the respective securities. Accordingly, the fair market value of the shares of Buyer Common Stock to be received by each Company shareholder (plus the cash, if any, to be received by such shareholder in lieu of a fractional share of Buyer Common Stock) will be approximately equal to the fair market value of the Shares surrendered by such Company shareholder in exchange therefor pursuant to the Merger.

                    2. To the best knowledge of the management of the Company, there is no plan or intention on the part of the holders of Shares to sell, exchange or otherwise dispose of a number of shares of Buyer Common Stock received in the Merger that would reduce the Company shareholders' ownership of shares of Buyer Common Stock to a number of shares having a value, at the Effective Time, of less than 50 percent of the value of all the Shares outstanding immediately preceding the Effective Time. For purposes of this representation, Shares to be exchanged for cash in lieu of fractional shares of Buyer Common Stock will be treated as outstanding Shares immediately preceding the Effective Time. Moreover, Shares and shares of Buyer Common Stock held by Company shareholders and sold, redeemed or otherwise disposed of prior or subsequent to the Merger in connection with any overall plan of which the Merger is a part have been considered in making this representation.

                    3. No holder of Shares owns (beneficially or of record) five percent or more of the outstanding Shares (although, for purposes of filing Schedule 13G pursuant to the rules of the Securities and Exchange Commission, FMR Corp., Legg Mason, Inc., Pioneering Management Corporation, and The Equitable Companies, Inc. may be considered as owning five percent or more of the outstanding Shares).

                    4. Assuming the correctness of paragraph 6 of the Buyer Tax Certificate, following the Merger the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held by it immediately prior to the Effective Time. For purposes of this representation, the following shall be treated as assets of the Company immediately prior to the Effective
          Time: amounts paid by the Company or any Subsidiary (a) for reorganization expenses incurred in connection with or in contemplation of the Merger; (b) to repay indebtedness of the Company or any Subsidiary (except to the extent that any such repayment is funded through indebtedness incurred by the Company or any Subsidiary);
          (c) to redeem or repurchase any capital stock of the Company; (d) as a dividend on the Shares (except for regular, normal dividends); and (e) for other payments in connection with or in contemplation of the Merger, including, without limitation, amounts payable by the Company pursuant to Section 6.5 of the Merger Agreement (relating to Conveyance Taxes).

                    5.   The Company and its shareholders have
          paid, or will pay, only their respective expenses incurred in connection with the Merger, except as provided in Section 6.5 of the Merger Agreement.

                    6.   There is not, and has never been, any
          indebtedness existing between Buyer and any of its affiliates, on the one hand, and the Company and any of its affiliates, on the other hand, or between Merger Subsidiary and any of its affiliates, on the one hand, and the Company and any of its affiliates, on the other hand, that was issued, acquired or settled at a discount.

                    7. The Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire shares of capital stock of the Company that, if exercised or converted, would affect Buyer's acquisition or retention of control of the Company within the meaning of
          Section 368(c) of the Code.

                    8. The Company is not an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                    9. The Company is not under the jurisdiction of any court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                    10. The fair market value of the assets of the Company will exceed the sum of its liabilities, plus
          (without duplication) the amount of liabilities, if any, to which the assets are subject.

                    11. None of the compensation received by any shareholder-employee of the Company with respect to periods ending on or prior to the Effective Time will be separate consideration for, or allocable to, any of his Shares. Further, assuming the correctness of paragraph 17 of the Buyer Tax Certificate, none of the shares of Buyer Common Stock to be received by any shareholder-employee of the Company in exchange for Shares will be separate consideration for, or allocable to, any employment agreement or arrangement.

                    12. The compensation paid to any shareholder-employee of the Company with respect to periods ending on or prior to the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

                    13. In the Merger, Shares representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Buyer Common Stock. No Shares will be exchanged for cash or other property originating with Buyer (except for cash, if any, paid in lieu of fractional shares of Buyer Common Stock).

                    14. Assuming the correctness of paragraph 8 of the Buyer Tax Certificate, following the Merger the Company will continue its "historic business" or use a "significant portion" of its "historical business assets" in a business (as such terms are used in Treas. Reg.
          SECTION 1.368-1(d)).

                    15. The shareholders of the Company will not be entitled to dissenters rights pursuant to the Merger. The consideration paid by Buyer to each Company shareholder in exchange for such shareholder's Shares will consist solely of shares of Buyer Common stock, except to the extent that cash, if any, is paid in lieu of a fractional share of Buyer Common Stock.

                    16.  The facts relating to the Merger, which
          are described in the Company Proxy Statement and S-4 Registration Statement relating to the Merger dated ____________, 1996, insofar as such facts pertain to the Company, are true, correct and complete in all material respects.

                    This certificate is only for your benefit and is not intended to be relied upon by any other person. Further, the Company will promptly and timely notify Skadden, Arps, Slate, Meagher & Flom if, after signing this certificate, the Company believes or has reason to believe that (i) any of the facts described herein or in the Company Proxy Statement and S-4 Registration Statement or (ii) any of the representations, information or covenants contained in this certificate, are untrue, incorrect or incomplete in any respect.

                                   IDEON GROUP, INC.

                                   By:
                                        Name:
                                        Title: